UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 2, 2007

CHINA SECURITY & SURVEILLANCE
TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road
Futian District, Shenzhen, China, 100020

(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 2, 2007, China Security & Surveillance Technology, Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with China Safetech Holdings Limited, a British Virgin Islands Corporation and a wholly-owned subsidiary of the Company (“Safetech”), and Zheng Huang, the sole owner of Chain Star Investments Limited, a Hong Kong Corporation (“Chain Star”) pursuant to which Safetech purchased 100% ownership of Chain Star from Mr. Huang. Chain Star is a holding company of Shenzhen Hongtianzhi Electronics Co., Ltd. (“Hongtianzhi”), a corporation incorporated in the People’s Republic of China. Hongtianzhi is one of the top digital camera manufacturers in China and was awarded as one of the top 50 enterprises in the Chinese security industry in 2005.

Under the Equity Transfer Agreement, the Company will pay a total consideration of RMB 250 million (approximately $32.1 million) in exchange for 100% ownership of Chain Star, consisting of RMB 125 million (approximately USD$16 million) in cash and RMB 125 million (approximately $16 million) in the Company’s shares of common stock. RMB 12.5 million (approximately $1.6 million) of the purchase price was paid as a deposit on October 16, 2006. An additional RMB 112.5 million (approximately USD$14.4 million) was paid on the date of the execution of the Equity Transfer Agreement. The number of shares issuable in satisfaction of the equity portion of the purchase price is 2,800,711 (based upon the average of the closing price of the Company’s common stock on the OTCBB for the 20 trading days prior to the date of the signing of the letter of intent on October 2, 2006) which must be issued within 90 days following the signing of the Equity Transfer Agreement. If Hongtianzhi fails to achieve an audited net income of RMB 15 million (approximately $1.9 million) or a net profit plus returned tax of RMB 20 million (approximately $2.6 million) in the fiscal year of 2006, the total consideration shall be reduced proportionately.

The Equity Transfer Agreement also contains certain “make good” provisions. Under the Equity Transfer Agreement, Mr. Huang pledged to the Company a total of RMB 30 million (approximately $3.9 million) worth of the Company’s shares of common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established minimum net income thresholds in the range of RMB 25 million (approximately $3.2 million), RMB 28 million (approximately $3.6 million) and RMB 30 million (approximately $3.9 million) for the fiscal year of 2007 and RMB 35 million (approximately $4.5 million), RMB 38 million (approximately $4.9 million) and RMB 40 million (approximately $5.1 million) for the fiscal year of 2008. If actual audited net income for the 2007 fiscal year is greater than RMB 25 million, but less than RMB 28 million, then the Company will return RMB 7 million (approximately $0.9 million) worth of the pledged stock. If actual audited net income for the 2007 fiscal year is greater than RMB 28 million, but less than RMB 30 million, then the Company will return RMB 12 million (approximately $1.5 million) worth of the pledged stock. If actual audited net income for the 2007 fiscal year is greater than RMB 30 million, then the Company will return RMB 15 million (approximately $1.9 million) worth of pledged stock. For fiscal year 2008, if the actual audited net income is greater than RMB 35 million, but less than RMB 38 million, then the Company will return RMB 7 million worth of pledged stock. If actual audited net income for the 2008 fiscal year is greater than RMB 38 million, but less than RMB 40 million, then the Company will return RMB 12 million worth of pledged stock. Finally, if actual audited net income for the 2008 fiscal year is greater than RMB 40 million, then the Company will return RMB 15 million worth of the pledged stock.

Item 2.01    Completion of Acquisition or Disposition of Assets.

On April 2, 2007, the Company and Safetech consummated the acquisition of the 100% ownership of Chain Star which owns 100% of Hongtianzhi, pursuant to the terms set forth in the Equity Transfer Agreement as described above. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.    Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Mr. Huang under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as Amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)	Pro-forma Financial Report.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: April 2, 2007

/s/ Tu Guo Shen
Chief Executive Officer